Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8  of our report dated June 30, 2017 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in GMS Inc.’s Annual Report on Form 10-K for the year ended April 30, 2017.

/s/ PricewaterhouseCoopers LLP

Atlanta, GA

December 7, 2017